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                                                                     Exhibit 4.1


                          AMENDMENT NUMBER ONE TO THE
                         OPINION RESEARCH CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN

                       (Effective as of March 30, 2001)

     WHEREAS, Opinion Research Corporation, a Delaware corporation (the "Company"), adopted the Opinion Research Corporation Employee Stock Purchase Plan (the "Plan"), effective October 1, 2000; and

     WHEREAS, the Company desires to amend the Plan to reduce the aggregate maximum number of shares available to be issued thereunder; and

     WHEREAS, Section 19 of the Plan authorizes the Board to amend the Plan from time to time in such manner as it may deem advisable, subject to shareholder approval in certain circumstances not applicable here.

     NOW, THEREFORE, pursuant to action taken by the Board authorizing amendment to the Plan, the Plan is, effective as of the date hereof, amended as follows:

     1.   Section 10 of the Plan is amended in its entirety to read:


          "10. Shares Subject to Plan. The aggregate maximum number of Shares that may be issued pursuant to the Plan is five hundred thousand (500,000), subject to adjustment as provided in Section 18 of the Plan. The Shares delivered pursuant to the Plan may, at the option of the Company, be Shares purchased specifically for purposes of the Plan, shares otherwise held in treasury or Shares originally issued by the Company for such purpose."

     2.   In all other respects, the Plan remains in full force and effect.

                                      OPINION RESEARCH CORPORATION


                                      By: /s/ Douglas L. Cox
                                         ------------------------------------
                                           Douglas L. Cox
                                           Executive Vice President and
                                           Chief Financial Officer

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